FENNEMORE CRAIG, P.C.

Suite 1400 Bank of America Plaza
300 South Fourth Street
Las Vegas, Nevada 89101

Law Offices
Phoenix (602) 916-5000
Tucson (520) 879-6800
Nogales (520) 281-3480
Las Vegas (702) 692-8000
Denver (303) 291-3200

May 31, 2007

VIA EMAIL AND FIRST CLASS MAIL

Zhu Xiao Xin
President, China Expert Technology, Inc.
Rooms 2611-13 Great Eagle Center
23 Harbour Road
Wanchai
Hong Kong

Re: Offering by China Expert Technology, Inc. of 10,443,150 common shares pursuant to Registration Statement on Form S-3

Dear Mr. Zhu:

We have acted as Nevada counsel for China Expert Technology, Inc., a Nevada corporation ("Company") in connection with the filing of the referenced Registration Statement

(the "Registration Statement") under the Securities Act of 1933, as amended, with the Securities and Exchange Commission. The Registration Statement relates to the registration of 10,443,150 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), sold by the selling stockholders identified in the Registration Statement, consisting of 4,063,750 shares of common stock (the "Issued Shares") and 6,379,400 shares of common stock (the "Warrant Shares") issuable upon the exercise of warrants (the "Warrants").

In rendering the opinions hereinafter expressed, we have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws, each as amended to date, and such other documents, records, certificates, memoranda and other instruments as we have deemed necessary as a basis for this opinion. We have also obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for purposes of this opinion.

Without limiting the generality of the foregoing, in our examination, we have assumed without independent verification all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic or facsimile copies conform to the original document, and all corporate records made available to us by the Company and all public records reviewed are accurate and complete.

The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada as in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, any other laws, including any federal securities law, or any state securities or "blue sky" laws or regulations.

On the basis of the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Issued Shares and Warrant Shares are duly authorized and the Issued Shares are, and the Warrants Shares if and when issued pursuant to the exercise of the Warrants in accordance with their terms will be, validly issued, fully paid and non-assessable.

This opinion may not be relied up on by any other person, or used by you for any other purposes, without our prior written consent in each instance.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulation promulgated thereunder.

Sincerely,

FENNEMORE CRAIG, P.C.

WEGG/DLEG/PWAS

LAS/PWASSGRE/6808.2/99502.029
5/31/07